Exhibit 10.1

November 19, 2025

Mr. Christopher Ripp

c/o Madison Square Garden Sports Corp.

Two Pennsylvania Plaza

New York, NY 10121

Dear Chris:

This letter agreement (the “Agreement”), effective as of November 24, 2025 (the “Effective Date”), will confirm the terms of your employment with Madison Square Garden Sports Corp. (the “Company”) following the Effective Date.

1. Your title will be Senior Vice President, Controller & Principal Accounting Officer. You agree to devote all of your business time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent, professional and skillful manner and in accordance with applicable law and the Company’s policies. You shall not undertake any outside business commitments without the Company’s consent.

2. Your annual base salary will be not less than $350,000 annually, paid bi-weekly, subject to annual review and potential increase by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its discretion. The Compensation Committee will review your compensation package on an annual basis to ensure that you are paid consistently with other similarly situated executives of the Company as well as external peers.

3. You will also participate in our discretionary annual bonus program with an annual target bonus opportunity equal to not less than 40% of your annual base salary. Bonus payments depend on a number of factors including Company, unit and individual performance. However, the decision of whether or not to pay a bonus, and the amount of that bonus, if any, is made by the Compensation Committee in its sole discretion. Annual bonuses are typically paid early in the subsequent fiscal year. Except as otherwise provided herein, in order to receive a bonus, you must be employed by the Company at the time bonuses are being paid.

4. You will also, subject to your continued employment by the Company and actual grant by the Compensation Committee, participate in such equity and other long-term incentive programs that are made available in the future to similarly situated executives at the Company. It is expected that such awards will consist of annual grants of cash and/or equity awards with an annual target value of not less than $300,000, all as determined by the Compensation Committee in its

Mr. Christopher Ripp

discretion. With respect to the Company’s current fiscal year (ending June 30, 2026), subject to your continued employment from the Effective Date until the date of actual grant by the Compensation Committee, you will be entitled to a mid-year long-term incentive grant representing the increase to your annual target pro-rated for the final seven months of the fiscal year. All awards described in this Paragraph, in addition to being subject to actual grant by the Compensation Committee, would be pursuant to the applicable plan document and would be subject to any terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in separate agreements you would receive after any award is actually made; provided, however, that such terms and conditions shall be consistent with those in awards granted to similarly situated executives of the Company. Long-term incentive awards are currently expected to be subject to three-year vesting.

5. You will also be eligible to participate in our standard benefits program, subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. We currently offer medical, dental, vision, life, and accidental death and dismemberment insurance; short- and long- term disability insurance; a savings and retirement program; and ten paid holidays. You will also be eligible for flexible time off in accordance with Company policy.

6. If your employment with the Company is terminated on or prior to the third anniversary of the Effective Date (the “Scheduled Expiration Date”) (i) by the Company (other than for “Cause”); or (ii) by you for “Good Reason” (other than if “Cause” then exists); then, subject to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement (as defined below), the Company will provide you with the following:

(a)

Severance in an amount to be determined by the Company (the “Severance Amount”), but in no event less than the sum of your annual base salary and your annual target bonus as in effect at the time your employment terminates. Sixty percent (60%) of the Severance Amount will be payable to you on the six-month anniversary of the date your employment so terminates (the “Termination Date”) and the remaining forty percent (40%) of the Severance Amount will be payable to you on the twelve-month anniversary of the Termination Date; and

(b)

Any unpaid annual bonus for the Company’s fiscal year prior to the fiscal year which includes your Termination Date, and a pro rated bonus based on your base salary in effect on the Termination Date and the number of full months worked in the fiscal year through the Termination Date (provided, however, that if the Termination Date is on or after the 16th of the applicable month, such month shall be included as a full month in the calculation), each of which will be paid to you when such bonuses are generally paid to similarly situated active executives and will be based on your then current annual target bonus, without adjustment for Company, business unit or individual performance;

Mr. Christopher Ripp

If you die after a termination of your employment that is subject to this Paragraph 6, your estate or beneficiaries will be provided with any remaining benefits and rights under this Paragraph 6.

7. If you cease to be an employee of the Company prior to the Scheduled Expiration Date as a result of your death or your Disability (as defined in the Company’s Long Term Disability Plan), and at such time Cause does not exist then, subject (other than in the case of death) to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement, you or your estate or beneficiary shall be provided with the benefits and rights set forth in Paragraph 6(b) above.

8. For purposes hereof, “Separation Agreement” shall mean the Company’s standard severance agreement (modified to reflect the terms of this Agreement) which will include, without limitation, the provisions set forth in Paragraphs 6, 7 and 9 hereof and Annex A hereto regarding non-compete (limited to one year), non-disparagement, non-hire/non-solicitation, confidentiality (including, without limitation, the last paragraph of Section 3 of Annex A), and further cooperation obligations and restrictions on you (with Company reimbursement of your associated expenses and payment for your services as described in Annex A in connection with any required post-employment cooperation) as well as a general release by you of the Company and its affiliates (and their respective directors and officers), but shall otherwise contain no post-employment covenants unless agreed to by you. The Company shall provide you with the form of Separation Agreement within seven days of your termination of employment. For avoidance of doubt, your rights of indemnification under the Company’s Amended and Restated Certificate of Incorporation, under your indemnification agreement with the Company and under any insurance policy, or under any other resolution of the Board of Directors of the Company shall not be released, diminished or affected by any Separation Agreement or release or any termination of your employment.

9. In connection with any termination of your employment, your then outstanding equity and cash incentive awards shall be treated in accordance with their terms and, other than as provided in this Agreement, you shall not be eligible for severance benefits under any other plan, program or policy of the Company. Nothing in this Agreement is intended to limit any more favorable rights that you may be entitled to under your equity and/or cash incentive award agreements, including, without limitation, your rights in the event of a termination of your employment, a “Going Private Transaction” or a “Change of Control” (as those terms are defined in the applicable award agreement).

Mr. Christopher Ripp

10. For purposes of this Agreement, “Cause” means (i) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof or (ii) your commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

For purposes of this Agreement, “Good Reason” means that (1) without your written consent, (A) your annual base salary or annual target bonus (as each may be increased from time to time in the Compensation Committee’s sole discretion) is reduced, (B) you are no longer the Company’s principal accounting officer, (C) you no longer report to the Company’s Chief Financial Officer or a more senior executive, or (D) the Company requires that your principal office be located outside of the City of New York, Borough of Manhattan, (2) you have given the Company written notice, referring specifically to this Agreement and definition, that you do not consent to such action, (3) the Company has not corrected such action within 15 days of receiving such notice, and (4) you voluntarily terminate your employment with the Company within 90 days following the happening of the action described in subsection (1) above.

11. This Agreement does not constitute a guarantee of employment for any definite period. Your employment is at will and may be terminated by you or the Company at any time, with or without notice or reason; provided, that in order to terminate your employment without Good Reason, you agree to provide the Company with at least 60 days’ prior written notice.

12. The Company may withhold from any payment due to you any taxes required to be withheld under any law, rule or regulation. If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Code, the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds. In the event that the payments and benefits payable to you would be reduced as provided in the previous sentence, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you (i.e. later payments will be reduced first) until the reduction specified is achieved. If the Company elects to retain any accounting or similar firm to provide assistance in calculating any such amounts, the Company shall be responsible for the costs of any such firm.

13. It is intended that this Agreement will comply with Section 409A to the extent this Agreement is subject thereto, and that this Agreement shall be interpreted on a basis consistent with such intent. Any payment or benefit under Paragraphs 6 or 7 of this Agreement that is payable to you by reason of your termination of employment shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulation, provided that the service recipient and the employer for this purpose shall be the service recipient as defined by Treasury Regulation Section 1.409A-1(g). If and to the extent that any payment or benefit under this Agreement, or any plan, award or arrangement of the

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Company or its affiliates, constitutes “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment, then if you are a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death). Any amount not paid or benefit not provided in respect of the six month period specified in the preceding sentence will be paid to you, together with interest on such delayed amount at a rate equal to the average of the one-year SOFR fixed rate equivalent for the ten business days prior to the date of your employment termination, in a lump sum or provided to you as soon as practicable after the expiration of such six month period. Each payment or benefit provided under this Agreement shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payment.

14. To the extent you are entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

15. It is our intention that the benefits and rights to which you could become entitled in connection with termination of employment be exempt from or comply with Section 409A. If you or the Company believes, at any time, that any of such benefit or right is not exempt or does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company).

16. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The rights or obligations of the Company under this Agreement may only be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of Company and such assignee or transferee assumes the liabilities and duties of Company, as contained in this Agreement, either contractually or as a matter of law.

17. To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any matter relating to this Agreement (including the covenants set forth in Annex A hereof). This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

Mr. Christopher Ripp

18. Both the Company and you hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America in each case located in the City of New York, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and each party hereby waives, and agrees not to assert, as a defense that either party, as appropriate, is not subject thereto or that the venue thereof may not be appropriate. You and the Company each agree that certified mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

19. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company.

20. This Agreement reflects the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersedes all prior understandings or agreements relating thereto.

21. This Agreement will automatically terminate, and be of no further force or effect, on the Scheduled Expiration Date; provided, however, that the provisions of Paragraphs 6 through 9, 12 through 21 and Annex A, and any amounts earned but not yet paid to you pursuant to the terms of this Agreement as of the Scheduled Expiration Date shall survive the termination of the Agreement and remain binding on you and the Company in accordance with their terms.

Mr. Christopher Ripp

Sincerely,

MADISON SQUARE GARDEN SPORTS CORP.

/s/ James L. Dolan
By: James L. Dolan
Title: Executive Chairman and Chief Executive Officer

Accepted and Agreed:

/s/ Christopher Ripp
Christopher Ripp

Mr. Christopher Ripp

ANNEX A

ADDITIONAL COVENANTS

(This Annex constitutes part of the Agreement)

You agree to comply with the following covenants in addition to those set forth in the Agreement.

1. CONFIDENTIALITY

You agree to retain in strict confidence and not divulge, disseminate, copy or disclose to any third party any Confidential Information, other than for legitimate business purposes of the Company and its subsidiaries or as provided in the exceptions below. As used herein, “Confidential Information” means any non-public information that is material or of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or any of its subsidiaries or any current or former director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) customer, guest, fan, vendor, sponsor, marketing affiliate or shareholder lists or data; (iv) technical or strategic information regarding the Covered Parties’ advertising, entertainment, theatrical, or other businesses; (v) advertising, sponsorship, business, sales or marketing tactics, strategies or information; (vi) policies, practices, procedures or techniques; (vii) trade secrets or other intellectual property; (viii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (ix) terms of agreements with third parties and third party trade secrets; (x) information regarding employees, talent, players, coaches, agents, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; (xi) information or strategies relating to any potential or actual business development transactions and/or any potential or actual business acquisition, divestiture or joint venture, and (xii) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.

If disclosed, Confidential Information could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates, subsidiaries, officers, directors, employees, coaches, consultants or agents or any of the Covered Parties.

Mr. Christopher Ripp

Notwithstanding the foregoing, the obligations of this section, other than with respect to subscriber information, shall not apply to Confidential Information which is:

a) already in the public domain or which enters the public domain other than by your breach of this Section 1;

b) disclosed to you by a third party with the right to disclose it in good faith; or

c) specifically exempted in writing by the Company from the applicability of this Agreement.

Notwithstanding anything elsewhere in this Agreement, including this Section 1 and Section 3 below, you are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. Furthermore, you are authorized to provide information to, file a charge with and participate in an investigation conducted by any governmental agency, and you do not need the Company’s permission to do so. In addition, it is understood that you are not required to notify the Company of a request for information from any governmental entity or of your decision to file a charge with or participate in an investigation conducted by any governmental entity. In addition, this Agreement in no way restricts or prevents you from providing testimony concerning the Company or any of its affiliates to judicial, administrative, regulatory or other governmental authorities. Notwithstanding the foregoing, you recognize that, in connection with the provision of information to any governmental entity, you must inform such governmental entity that the information you are providing is confidential.

Despite the foregoing, you are not permitted to reveal to any third party, including any governmental entity, information you came to learn during your service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

2. NON-COMPETE

You acknowledge that due to your executive position in the Company and the knowledge of the Company’s and its affiliates’ confidential and proprietary information which you will obtain during the term of your employment hereunder, your employment by certain businesses would be irreparably harmful to the Company and/or its affiliates. During your employment with the

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Company and thereafter through the first anniversary of the date on which your employment with the Company is terminated by the Company or you for any reason, you agree not to (other than with the prior written consent of the Company), become employed by any Competitive Entity (as defined below). A “Competitive Entity” shall mean any NHL or NBA team located in New York, New Jersey or Connecticut. The ownership by you of not more than 1% of the outstanding equity of any publicly traded company shall not, by itself, be a violation of this Section.

3. ADDITIONAL UNDERSTANDINGS

You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about (either “on the record” or “off the record”) or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of its incumbent or former officers, directors, agents, consultants, employees, successors and assigns or any of the Covered Parties. Notwithstanding the foregoing, you are authorized to provide information to, file a charge with and participate in an investigation conducted by any governmental agency, and you do not need the Company’s permission to do so.

The Company agrees that, except as necessary to comply with applicable law or the rules of the New York Stock Exchange or any other stock exchange on which the Company’s stock may be traded (and any public statements made in good faith by the Company in connection therewith), it and its corporate officers and directors, employees in its public relations department or third party public relations representatives retained by the Company will not disparage you or make negative statements in the press or other media which are damaging to your business or personal reputation. In the event that the Company so disparages you or makes such negative statements, then notwithstanding the “Additional Understandings” provision to the contrary, you may make a proportional response thereto. Notwithstanding the foregoing, the Company is authorized to provide information to, file a charge with and participate in an investigation conducted by any governmental agency, and the Company does not need your permission to do so.

In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation in connection with your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.

Mr. Christopher Ripp

If requested by the Company, you agree to deliver to the Company upon the termination of your employment, or at any earlier time the Company may request, all memoranda, notes, plans, files, records, reports, and software and other documents and data (and copies thereof regardless of the form thereof (including electronic copies)) containing, reflecting or derived from Confidential Information or the Materials of the Company or any of its affiliates which you may then possess or have under your control. If so requested, you shall provide to the Company a signed statement confirming that you have fully complied with this Section. Notwithstanding the foregoing, you shall be entitled to retain your contacts, calendars and personal diaries and any materials needed for your tax return preparation or related to your compensation.

In addition, you agree for yourself and others acting on your behalf, that you (and they) shall not, at any time, participate in any way in the writing or scripting (including, without limitation, any “as told to” publications) of any book, periodical story, movie, play, or other similar written or theatrical work or video that (i) relates to your services to the Company or any of its affiliates or (ii) otherwise refers to the Company or its respective businesses, activities, directors, officers, employees or representatives (other than identifying your biographical information), without the prior written consent of the Company.

4. FURTHER COOPERATION

Following the date of termination of your employment with the Company (the “Expiration Date”), you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Expiration Date, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company. This cooperation includes, without limitation, participation on behalf of the Company in any litigation or administrative proceeding brought by any former or existing Company employees, representatives, agents or vendors. For the avoidance of doubt, the term “cooperation” does not mean that you must provide information that is favorable to the Company; it means only that you will provide information within your knowledge and possession upon the Company’s request. The Company will pay you for your services rendered under this provision at the rate of $1,000 per day for each day or part thereof, within 30 days of the approval of the invoice therefor.

The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of such expense before you incur the same.

Mr. Christopher Ripp

5. NON-HIRE OR SOLICIT

You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any person who is or was in the prior six months an employee of the Company, or any of its subsidiaries, until the first anniversary of the date on which your employment with the Company is terminated by the Company or you for any reason; provided that engaging in a general solicitation not specifically targeted at such employees shall not be prohibited hereby. This restriction does not apply to any former employee who was discharged by the Company or any of its subsidiaries. In addition, this restriction will not prevent you from providing references. If you remain continuously employed with the Company through the Scheduled Expiration Date, then this agreement not to hire or solicit will expire on the Scheduled Expiration Date.

6. ACKNOWLEDGMENTS

You acknowledge that the restrictions contained in this Annex A, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach the provisions of this Annex A, and therefore agree that the Company shall be entitled to injunctive relief, to prevent any breach or threatened breach of any of those provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex A, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex A shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex A or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision or because of applicable rules of professional responsibility, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7. SURVIVAL

The provisions of this Annex A shall survive any termination of your employment by the Company or by you, or the expiration of the Agreement except as otherwise provided herein.